Exhibit 12.4

PECO Energy Company
Ratio of Earnings to Fixed Charges
	Years Ended December 31,
(In millions, except ratios)	2013	2014	2015	2016	2017
Pre-tax income from continuing operations	557	466	521	587	538
Less: Capitalized interest	(2)	(2)	(2)	(3)	(3)
Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	555	464	519	584	535

Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	114	112	114	125	128
Interest component of rental expense(a)	7	5	3	2	3
Total fixed charges	121	117	117	127	131

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest plus fixed charges	676	581	636	711	666
Ratio of earnings to combined fixed charges	5.6	5.0	5.4	5.6	5.1
__________

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

PECO Energy Company
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
	Years Ended December 31,
(In millions, except ratios)	2013	2014	2015	2016	2017
Pre-tax income from continuing operations	557	466	521	587	538
Less: Capitalized interest	(2)	(2)	(2)	(3)	(3)
Preference security dividend requirements	(10)	—	—	—	—
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	545	464	519	584	535

Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	114	112	114	125	128
Interest component of rental expense(a)	7	5	3	2	3
Preference security dividend requirements	10	—	—	—	—
Total fixed charges	131	117	117	127	131

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	676	581	636	711	666
Ratio of earnings to fixed charges and preferred stock dividends	5.2	5.0	5.4	5.6	5.1
__________

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.